Exhibit 99.1

News Release

Media Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere to sell majority interest in landscapes business to Clayton, Dubilier & Rice

MOLINE, Illinois (October 28, 2013) - Deere & Company has agreed to sell a majority interest in its landscapes business to the private equity investment firm of Clayton, Dubilier & Rice, LLC.  John Deere Landscapes has been included in Deere’s agriculture and turf segment.  As a result of the transaction, Deere will receive approximately $300 million in cash and will initially retain a 40 percent equity interest in the business.

“This partial sale allows Deere an opportunity to remain as part of a successful landscapes distribution business,” said James Field, president of Deere’s Worldwide Agriculture & Turf Division.  “At the same time, Deere will continue to increase its own strategic focus on the global growth businesses in agriculture and construction and the complementary businesses in turf and forestry. ”

Deere formed the landscapes business in 2001 when it purchased and merged two companies that sold wholesale landscape supplies and irrigation products. Two other acquisitions were later added and now John Deere Landscapes is one of the largest U.S. wholesale suppliers of turf and ornamental agronomics, irrigation, outdoor lighting, nursery, and landscape materials.

Field said Deere recognized CD&R’s broad experience and successful record in distribution businesses and the firm’s longevity and experience in private equity. John Deere Landscapes has more than 2,000 employees at approximately 400 locations in 41 states.

Deere & Company is a world leader in providing advanced products and services and is committed to the success of those whose work is linked to the land — those who cultivate, harvest, transform, enrich and build upon the land to meet the world’s dramatically increasing need for food, fuel, shelter and infrastructure. Since 1837, John Deere has delivered innovative products of superior quality built on a tradition of integrity. For more information, visit John Deere at its worldwide website at www.JohnDeere.com.